Exhibit 10.10

CALDEROME, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into as of February 15, 2008, (the “Effective Date”) by and between Calderome, Inc., a Delaware corporation (the “Company”), and Bonnie Anderson (“Executive”).

1. Duties and Scope of Employment.

(a) Position and Duties. As of the Effective Date, Executive will serve as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to her by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company.

3. Compensation.

(a) Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Term a base salary (the “Base Salary”) at a rate of $300,000 per year. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. Executive’s Base Salary shall be reviewed by the Board on an annual basis.

(b) Annual Bonus. Beginning with the Company’s 2008 fiscal year and for each fiscal year thereafter during the Employment Term, the Executive will be eligible to receive an annual bonus (the “Bonus”) of up to twenty percent (20%) of the Executive’s Base Salary for such fiscal year based upon the achievement of certain financial or performance criteria to be mutually agreed upon by the Executive and the Board.

(c) Restricted Stock Grant.

(i) Shares. On the Effective Date, the Company and Executive shall enter into a Restricted Stock Purchase Agreement (the “RSPA”) pursuant to which the Executive shall have the right to purchase 1,396,341 shares of the Company’s common stock at a price per share of $0,005 (the “Restricted Shares”). The Restricted Shares shall vest as described in paragraph 4(c)(ii) below and shall he subject to the terms and conditions of the RSPA.

(ii) Vesting. Subject to the accelerated vesting provisions contained in the RSPA, the Restricted Shares will vest as to 20% of the Restricted Shares on the Effective Date, and as to 1/36th of the remaining unvested Restricted Shares monthly thereafter, so that all Restricted Shares will be fully vested and exercisable three (3) years from the Effective Date, subject to Executive’s continued service to the Company on each applicable vesting date.

4. Relocation Allowance. Executive shall be entitled to a reimbursement for all moving costs, including temporary living expenses and commuting costs incurred prior to Executive’s permanent relocation to California, with all such payments grossed up for federal and state income taxes. The aggregate amount of such reimbursement payments shall not exceed an aggregate of $100,000 plus the amount of any payments related to the tax gross-up previously described. In the event that Executive’s employment with the Company is terminated for Cause prior to the one year anniversary of the Effective Date, Executive shall pay back to the Company all such reimbursement amounts Executive received pursuant to this Section 4.

5. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that her position, tenure, salary, age, health and other qualifications make her eligible to participate, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Other Activities. The Executive shall devote substantially all of her working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to her pursuant to this Agreement, except for vacations, holidays and sickness.

7. Severance.

(a) Involuntary Termination Not for Cause. If Executive’s employment with the Company terminates other than for Cause (as defined herein), and Executive signs and does not revoke the Company’s severance and release agreement, then, subject to Section 9, Executive shall be entitled to receive: (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to her Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies or in one lump sum payment at the discretion of the Company; (ii) payment of any Bonus amount earned (pro-rated to reflect the date of termination) pursuant to Section 3(b) of this Agreement; and (iii) a number of the shares of common stock subject to the RSPA (and any other outstanding stock options then held by Executive) that would have vested had Executive remained employed by the Company for six (6) months following the date of termination shall automatically vest and become exercisable.

(b) Termination for Cause. If Executive’s employment with the Company is terminated for Cause by the Company, then (i) all vesting of the Restricted Shares will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Cause. The Company may terminate the Executive’s employment for Cause. For all purposes under this Agreement, “Cause” shall mean:

(i)                         the willful or grossly negligent failure by Executive to substantially perform her duties hereunder,

(ii)                      Executive’s commission of gross misconduct which is injurious to the Company,

(iii)                   breach by Executive of a material provision of this agreement or the agreements incorporated herein by reference,

(iv)                  a material violation of a federal or state law or regulation applicable to the business of the Company,

(v)                     misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by Executive,

(vi)                  Executive’s conviction of, or plea of nolo contendre to, a felony; or

(vii)               Executive’s continued failure to comply with directives of the Board.

(d) Death. The Executive’s employment shall terminate in event of her death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive’s death, or for periods following Executive’s death.

8. Proprietary Information. During the Employment Term and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company, including but not limited to the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), which is attached hereto as Exhibit A and incorporated herein by reference.

9. Non-Solicitation.

(a) Non-Solicitation. During the twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive will not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for Executive or for any other entity or person.

(b) Understanding of Covenants. Executive represents that she (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of her obligations hereunder, including, without limitation, the reasonableness of the length of time of this covenant, and (iii) agrees that the length of time of this covenant is reasonable and necessary to protect the interests of the Company.

(c) Conditional Nature of Severance Payments. Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon compliance with the restriction in this Section 9.

10. Right to Advice of Counsel. The Executive acknowledges that she has had the opportunity to consult with counsel and is fully aware of her rights and obligations under this Agreement.

11.          Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.          Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Board of Directors

c/o Corporate Secretary

Calderome, Inc.

3000 Sand Hill Road

Building 4, Suite 210.

Menlo Park, CA 94025

If to Executive:

at the last residential address known by the Company.

13.          Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14.          Arbitration. The Parties agree that any and all disputes arising out of the terras of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will he subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Santa Clara, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidentiality Agreement.

15.          Integration. This Agreement, together with the Confidentiality Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16.          Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.          Survival. The Confidentiality Agreement and the Company’s and Executive’s responsibilities under Sections 8 and 9 will survive the termination of this Agreement.

18.          Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form apart of this Agreement.

19.          Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.          Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.

21.          Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.          Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive’s employment in a form acceptable to the Company, and Company’s satisfactory review of such references.

23.         Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination, then only that portion of the severance payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1 (b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

24.          Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CALDEROME, INC.

By:	/s/ Brian Atwood	Date:
Brian Atwood
Chairman of the Board

EXECUTIVE:

	/s/ Bonnie Anderson	Date:	2-13-08
Bonnie Anderson